UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 8, 2016, Kindred Healthcare, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) announcing its strategic decision to exit the skilled nursing facility business as an owner and operator. At such time, the Company was unable to determine an expected completion date for these activities, or a good faith estimate of the major types of costs or amount or range of amounts that may be incurred in connection with this exit, nor an estimate of the amount or range of amounts of any charges that would result in future cash expenditures, including whether any such charges will be material.

On July 3, 2017, the Company filed a Current Report on Form 8-K/A to amend the Original 8-K (the “8-K Amendment”). The 8-K Amendment confirmed that the Company had entered into a definitive agreement dated June 30, 2017 to sell its skilled nursing facility business (the “SNF Divestiture”) for $700 million in cash (the “Purchase Price”), and expects that the initial closing will occur in the third quarter of 2017 and all of the closings will be completed by year end (subject to regulatory and other conditions to closing, as more fully set forth therein). The 8-K Amendment also provided additional details regarding the range of charges the Company expects to incur with this transaction, and noted that 36 of the skilled nursing facilities (the “Ventas Facilities”) are currently leased under master lease agreements with Ventas, Inc. (“Ventas”).

The Company is filing this Current Report on Form 8-K/A to amend the Original 8-K and the 8-K Amendment to update the disclosures made therein under Item 2.05. No other amendments to the Original 8-K and the 8-K Amendment are being made by this Current Report on Form 8-K/A.

The Company now confirms that (1) the Company expects to incur $315 million to $350 million in costs and charges related to this transaction, all of which have been or will be booked in discontinued operations, consisting of $30 million to $40 million of transaction costs, $30 million to $40 million of severance costs, and $255 million to $270 million of lease termination charges (calculated primarily as the difference between the aggregate consideration of $700 million payable to Ventas and that portion of the Purchase Price allocable to the fair value of the real estate and operations for the Ventas Facilities, less certain Ventas rent credits on the balance sheet), and (2) during the second quarter of 2017, the Company recorded asset impairment charges of $134.6 million in continuing operations related to the previously acquired RehabCare trade name ($97.4 million) and customer relationship intangible asset ($37.2 million) due to the expected loss of affiliated contracts related to the SNF Divestiture and cancellation of non-affiliated contracts.

To the extent required by applicable rules, the Company will continue to file additional amendments to the Original 8-K and the 8-K Amendment upon the determination of any further material costs and charges, individually or in the aggregate, to be incurred pursuant to this transaction.

This Current Report on Form 8-K/A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those relating to the Company’s expectations regarding costs and charges in connection with its exit from the skilled nursing facility business. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, many of which the Company is unable to predict or control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, unless required by applicable rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KINDRED HEALTHCARE, INC.

Date: August 7, 2017	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
General Counsel and Corporate Secretary